FOR IMMEDIATE RELEASE

Contact:                 Donald H. Wilson
President and Chief Executive Officer
(630) 545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES APPOINTMENT OF NEW
PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 16, 2013, Glen Ellyn, Illinois — Community Financial Shares, Inc., (the “Company”) (OTCQB: CFIS), the parent company of Community Bank-Wheaton/Glen Ellyn (the “Bank”), announced today that the Board of Directors of the Company and the Bank has appointed Donald H. Wilson as the President and Chief Executive Officer of the Company and the Bank effective as of August 15, 2013.  As a result of the management restructuring, effective as of August 15, 2013, Scott W. Hamer, the former President and Chief Executive Officer of the Company and the Bank, is no longer employed by the Company or the Bank.

Mr. Wilson has served as the Chairman of the Company’s and the Bank’s Board of Directors since April 2013 and will continue to serve in this capacity following his appointment as the President and Chief Executive Officer of the Company and the Bank.  Mr. Wilson has also served as the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial services strategic consulting firm, since June 2009 and has more than 25 years of experience in the banking industry. Mr. Wilson began his career at the Federal Reserve Bank of Chicago, serving in the bank examination and economic research divisions, and has subsequently held executive management positions at several large financial institutions and financial services companies.

About Community Financial Shares, Inc.

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC.  The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards.  The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.”  More information can be obtained by visiting CFIS's web site at www.cbwge.com (which is not a part of this press release).